Exhibit 1

OI S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

 NIRE 33.30029520-8

PUBLICY-HELD COMPANY

MINUTES OF THE 198TH BOARD OF DIRECTORS MEETING HELD ON JULY 20, 2018

I. DATE, TIME AND PLACE OF THE MEETING: On the 20th day of July 2018, at 9 am, via telephone.

II. CALL NOTICE: Made by individual messages sent to the members of the Board of Directors.

III. QUORUM AND ATTENDANCE: All members of the Board of Directors were present and signed below. Present at the meeting Mr. Eurico de Jesus Teles Neto, Mr. Carlos Augusto Machado Pereira de Almeida Brandão, Mr. Eduardo Ajuz, Mrs. Luciene Sherique Antaki, Mr. Arthur Jose Lavatori Correa and Mrs. Daniella Geszikter Ventura, all representatives of the Company. Mr. José Augusto da Gama Figueira also attended the meeting as a consultant. In observance to the Appellate Decision No. 148, item “g”, of March 19, 2018 of the National Agency of Telecommunications – Anatel, Mr. Marcelo Lucena de Medeiros, Mr. Luiz Sérgio Vieira Fernandes and Mr. Jorge Ernesto Sanchez Ruiz also attended the meeting.

IV. Board: Chairman: Mr. José Mauro M. Carneiro da Cunha; and Secretary: Mrs. Luciene Sherique Antaki.

V. AGENDA: Capital Increase – Capitalization of Credits: (i) Verify the amount of subscribed common stocks; (ii) ratify, totally or partially, the capital increase or commencement of the period of apportionment of any unsubscribed shares; (iii) authorize the Board of Officers to take the necessary measures for the conclusion and issuance of shares, ADSs of the capital increase.

VI. DELIBERATIONS: The Company was presented with the result of the verification of the subscription of new common shares pursuant to the Company’s capital increase, through the capitalization of part of the Unsecured Bonds of the Qualified Bondholders, as provided for in the Company’s Judicial Reorganization Plan (“Capital Increase– Capitalization of Credits”) approved in the Board of Directors’ meeting held on March 5, 2018 (“RCA”) by the shareholders of the Company by exercising their preemptive rights and the holders of the Qualified Bondholders’ Unsecured Credits through the capitalization of their respective credits. In the settlement procedure provided to the holders of the Qualified Bondholders’ Unsecured Credits, the Qualified Bondholders decided upon the capitalization of credits equivalent to an amount of R$ 10,600,097,221.00 (Ten billion, six hundred million, ninety seven thousand, two hundred and twenty-one reais), that correspond to 1,514,299,603 (one billion, five hundred and fourteen million, two hundred and ninety-nine thousand, six hundred and three) new common shares, with an issuance price of seven reais (R$7.00) per share, excluding common shares that represent fractions of American Depositary Shares (“ADSs”), that will not be issued. During the period for the Company’s shareholders to exercise the preemptive rights, sixty-eight  thousand, two hundred and sixty-three (68,263) new common shares were issued on a stock price of seven reais (R$7.00) for each common share, resulting on the total amount of four hundred and seventy–seven thousand, eight hundred and forty-one reais (R$ 477,841.00). Due to the exercise of the preemptive rights by some of the Company’s shareholders, in cash, the number of shares to be subscribed by the Qualified Bondholders will be deducted in the corresponding amount and the amount paid in the exercise of this right shall be delivered to the Qualified Bondholders who hold capitalized credits, on a pro rata basis to the Qualified Bondholders’ Unsecured Credits they hold, in accordance with the Brazilian Corporate Law and the Judicial Reorganization Plan. After verifying the results of the liquidation procedure of the holders of the Unsecured Credits Qualified Bondholders and the exercise of the preemptive rights, and considering that the amount of common stocks subscribed on the capitalization of the Unsecured Credits of the Qualified Bondholders is superior to the minimum amount of shares approved in the RCA for the Capital Increase- Capitalization of Credits and, still, aiming to comply with the conditions and timelines related to the Capital Increase- Capitalization of Credits set forth in Clause 4.3.3.5 of the Judicial Reorganization Plan, the members of the Board unanimously approved to partially ratify the Capital Increase- Capitalization of Credits, with the issuance of 1,514,299,603 (one billion, five hundred and fourteen million, two hundred and ninety-nine thousand, six hundred and three) new common shares, all of them nominative, book-entry and with no par value, with an issuance price of seven reais (R$7.00) per share, totaling R$ 10,600,097,221.00 (ten billion, six hundred million, ninety seven thousand, two hundred and twenty-one reais), within the conditions already approved in the RCA. Of the total amount of new shares issued in the Capital Increase -

OI S.A. – In Judicial Reorganization

Minutes of the 198th Board of Directors Meeting

held on July 20, 2018

Capitalization of Credits, 1,514,231,340 (one billion, five hundred and fourteen million, two hundred and thirty-one thousand, three hundred and forty) common shares shall be delivered to Itaú Unibanco S.A., as custodian of the Bank of New York ADR Department, corporate taxpayer registration number 05.523.773/0001-76, depositary institution of the Deposit Program of the American Depositary Shares (“ADSs”) representatives of common shares of the Company’s issuance, so that the corresponding ADSs’ that will be delivered to the holders of the Qualified Bondholders' Unsecured Credits are issued in accordance with the Judicial Reorganization Plan. The balance, in the amount of sixty-eight thousand, two hundred and sixty-three (68,263) common shares shall be delivered to the shareholders that exercised their respective preemptive rights. The members of the Board also ratified the issuance of warrants (“Warrants”) as an additional advantage to the subscribers of the stocks object to the Capital Increase – Capitalization of Credits, being issued a total amount of 116,480,467 (one hundred sixteen million, four hundred eighty thousand, four hundred and sixty seven) Warrants, in accordance with the conditions approved in the RCA and in the Judicial Reorganization Plan of the Company. Of the total amount of Warrants issued in the Capital Increase – Capitalization of Credits, 116,475,270 (one hundred sixteen million, four hundred seventy five thousand, two hundred seventy) shall be delivered to Itaú Unibanco S.A., as custodian of the Bank of New York ADR Department, corporate taxpayer registration number 05.523.773/0001-76, depositary institution of the Deposit Program of the American Depositary Warrants (“ADWs”) representatives of Warrants of the Company issuance, so that the corresponding ADWs that will be delivered to the holders of the Qualified Bondholders' Unsecured Credits are issued, in accordance with the Judicial Reorganization Plan. The five Thousand, one hundred and ninety seven (5,197) remaining Warrants shall be delivered to the shareholders that exercised their preemptive rights. Considering the Capital Increase – Capitalization of Credits herein ratified, the capital stock of the Company will now be R$ 32,038,471,375.00 (thirty two billion, thirty eight million, four hundred and seventy one thousand, three hundred and seventy-five reais), represented by 2,182,333,264 (two billion, one hundred eighty two million, three hundred and thirty three thousand, two hundred and sixty four) common shares and one hundred and fifty seven million, seven hundred and twenty seven Thousand and two hundred and forty one (157,727,241) preferred stocks, nominative, without par value. The members of the Board resolved, additionally, authorized the Board of Officers to take any necessary measures to conclude the Capital Increase – Capitalization of Credits and the issuance of the shares, warrants, and the corresponding ADSs and ADWs. It was also stated that, in accordance

OI S.A. – In Judicial Reorganization

Minutes of the 198th Board of Directors Meeting

held on July 20, 2018

with the provisions set forth in Article 72 of the Bylaws, with a dilution in the Company’s shareholding superior to 50% as a result of the Capital Increase – Capitalization of Credits, the voting restriction therein was terminated and immediately and irrevocably ceased to have any effect with respect to the exercise of the right to vote by the shareholders of the Company.

VII. CLOSING: The relevant materials were sent to the Board Members and have been filed with the Company’s Secretary. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by Board Members who were present and by the Secretary. (a.a) José Mauro M. Carneiro da Cunha (Chairman), Ricardo Reisen de Pinho, Eleazar de Carvalho Filho, Marcos Bastos Rocha, Marcos Duarte Santos and Marcos Grodetzky.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, July 20, 2018.

Luciene Sherique Antaki

Secretary

OI S.A. – In Judicial Reorganization

Minutes of the 198th Board of Directors Meeting

held on July 20, 2018